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                                                                   Exhibit 10.3

$3,584,028.00                      Houston, Texas               August 14, 2002

         Peregrine/Bridge Transfer Corporation (hereinafter called "Maker"), a Delaware corporation, For Value Received, promises and agrees to pay on or before March 31, 2005 (the "Maturity Date") unto the order of Neon Systems, Inc., a Delaware corporation, (hereinafter called "Payee"), at its offices at 14100 Southwest Freeway, Suite 500, Sugar Land, Texas 77478, in lawful money of the United States of America the principal sum of THREE MILLION, FIVE HUNDRED EIGHTY-FOUR THOUSAND, TWENTY-EIGHT AND NO/100 DOLLARS ($3,584,028.00), together with interest thereon from and after the date hereof until maturity at the rate of zero percent (0.00%) per annum. All past due principal and interest shall bear interest until paid at a rate which is four percent (4%) per annum in excess of the prematurity rate specified in the immediately preceding sentence (but in no event to exceed the maximum rate of nonusurious interest allowed by applicable law) and shall be payable from time to time on demand.

         THIS NOTE IS GIVEN in consideration of the covenants, promises, rights, obligations and other good and valuable consideration set forth in that certain Termination and Support Agreement dated August 14, 2002. This Note is also secured by the terms of that certain Security Agreement between Maker and Payee dated August 14, 2002.

         IF DEFAULT is made in the payment of any installment of interest hereof, as and when the same is or becomes due, or if default occurs under any instrument securing the payment hereof or executed in connection herewith, the owner and holder of this note may, without notice or demand (both of which are expressly waived by Maker), declare all sums owing hereon at once due and payable. If default is made in the payment of this note at maturity (regardless of how its maturity may be brought about), and the same is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, Maker agrees and is also to pay to the owner and holder of this note a reasonable amount as attorney's or collection fees.

         MAKER, co-makers, sureties, endorsers and guarantors, and each of them, expressly waive demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate the maturity hereof, notice of the acceleration of the maturity hereof, bringing of suit and diligence in taking any action to collect amounts called for hereunder and in the handling of securities at any time existing in connection herewith; and are and shall be jointly, severally, directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times had or existing as security for any amount called for hereunder.

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         IT IS the intention of Maker and Payee to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the State of Texas and the laws of the United States of America), then, in that event, notwithstanding anything to the contrary herein or in any agreement entered into in connection with or as security for this note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this note or under any of the other aforesaid agreements or otherwise in connection with this note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be cancelled automatically and, if theretofore paid, shall be credited on the note by the holder hereof (or, to the extent that this note shall have been or would thereby be paid in full, refunded to the Maker); and (ii) in the event that maturity of this note is accelerated by reason of an election by the holder hereof resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this note or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on this note (or, to the extent that this note shall have been or would thereby be paid in full, refunded to the Maker).

         MAKER HEREBY EXPRESSLY AGREES that the payment of all amounts owing by Maker to Payee under or in connection with this note (whether principal, interest or other amounts) is and shall at all times, except as otherwise provided in the Subordination Agreement, the Termination Agreement, or the Security Agreement, be senior in right of payment to any and all other indebtedness of Maker to any and all other creditors other than Payee, whether outstanding on the date hereof or hereafter incurred (the "Subordinated Debt"). Maker further covenants and agrees to cause any and all such Subordinated Debt to be expressly subordinate in right of payment to the prior payment in full of cash of all amounts owing by Maker to Payee under or in connection with this note (whether principal, interest or other amounts) on terms and conditions pursuant to documentation, all in form and substance satisfactory to Payee.

                                     Peregrine/Bridge Transfer Corporation

                                     By:_______________________________________

                                     Name:_____________________________________

                                     Title:____________________________________

                                     Date:_____________________________________

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